Exhibit 99.1

Cellectar Biosciences Announces Lead Compound CLR 131 To Be Studied In Head and Neck Cancer in $12M University of Wisconsin SPORE Grant

Madison, WI (September 12, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (“the company”), an oncology-focused biotechnology company, today announces that its lead therapeutic compound, CLR 131, currently in a Phase 1 clinical trial for multiple myeloma and preparing for a Phase 2 study in multiple myeloma and other hematologic malignancies, will be evaluated by the University of Wisconsin in combination with external beam radiation as a potential combination treatment for head and neck cancers (squamous cell carcinoma). The research will be conducted as part of a Specialized Program of Research Excellence (SPORE) grant, awarded to the University of Wisconsin by the National Cancer Institute.

“The rigorous peer review that SPORE grants undergo provides further validation of the therapeutic benefits that CLR 131 could provide in both hematological and solid tumor malignancies. While we remain focused on advancing CLR 131 as a therapy for hematologic malignancies, we look forward to seeing the outcomes of the University’s research,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We are grateful for our long-standing relationship with the University of Wisconsin and congratulate them, and in particular, Dr. Paul Harari, chair of human oncology, who oversaw the SPORE grant application.”

Earlier this year, Cellectar received a SBIR Fast Track award for CLR 131 from the NCI to conduct a Phase 2 clinical study in hematological malignancies. Additionally, Cellectar also received a patent for CLR 131 in combination with external beam radiation for a wide variety of cancers, including head and neck.

“We are excited to apply this promising new approach, which will allow us to simultaneously treat tumors from within using CLR 131 and from outside using external beam radiation,” said Paul Harari, MD, FASTRO, Jack Fowler Professor and chairman, department of human oncology, University of Wisconsin School of Medicine and Public Health. “This combination may provide a powerful attack method against challenging solid tumors where radiation plays a central treatment role.”

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 clinical study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com